Exhibit 107

Calculation of Filing Fee Tables

Form S-3

TNF Pharmaceuticals, Inc.

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(c)	69,143,811	(2)	$1.845	(3)	$127,570,331.30	$0.00014760	$18,829.38
Fees Previously Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(c)	473,841	(2)	2.145	(4)	$1,016,388.95	0.00014760	$150.02
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$128,586,720.25
	Total Fees Previously Paid									$150.02
	Total Fee Offsets
	Net Fee Due									$18,829.38

(1)	Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Represents an aggregate of 69,617,652 shares of common stock, par value $0.001 per share (the “Common Stock”), (i) issuable upon the conversion of shares of Series F-1 convertible preferred stock (the “Series F-1 Preferred Shares”), (ii) issuable upon the payment of dividends in the form of Common Stock, if any, to the holders of the Series F-1 Preferred Shares (“Dividend Shares”), based on the Company’s reasonable good-faith estimate of the number of Dividend Shares to be issued, if any, (iii) issuable upon the conversion of shares of Series G convertible preferred stock (the “Series G Preferred Shares”), (iv) issuable upon the conversion of additional Series G Preferred Shares, if any, issued as dividends upon election by a holder of the Series G Preferred Shares to be paid such dividends in “kind” in the form of additional Series G Preferred Shares (“PIK Shares”), based on the Company’s reasonable good-faith estimate of the number of PIK Shares to be issued, if any, assuming that the Series G Preferred Shares remain outstanding for a period of five (5) years from the initial issuance date, or (v) upon exercise of certain warrants (the “Warrants”).

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on The Nasdaq Capital Market on August 6, 2024, which such date is within five business days of the filing of this registration statement, of $1.845 per share.

(4)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the common stock as reported on The Nasdaq Capital Market on June 18, 2024, of $2.145 per share.